UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 18, 2006

_______________________

PRG-SCHULTZ INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)
_________________________

Georgia	000-28000	58-2213805
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339-5949
(Address of principal executive office) (zip code)

Registrant’s telephone number, including area code: (770) 779-3900

_____________________________________________________________
(Former name or former address, if changed since last report)

_________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 Changes in Registrant’s Certifying Accountant.

On May 18, 2006, the Chairman of the Audit Committee of the Board of Directors of PRG-Schultz International, Inc. ("the Company") received a letter from KPMG LLP ("KPMG") stating that the client-auditor relationship between KPMG and the Company had ceased. This letter followed an earlier verbal notice received that day by the Chairman of the Audit Committee of the Company to the effect that KPMG declined to stand for reelection in response to the Company’s request for proposals from several independent accounting firms to serve a three year engagement as the Company’s independent auditor.

The audit reports of KPMG LLP on the consolidated financial statements of the Company as of and for the years ended December 31, 2005 and 2004 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that KPMG LLP’s audit report on the consolidated financial statements of the Company as of and for the year ended December 31, 2005 contained a separate paragraph stating that “the accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 1 and 8 to the consolidated financial statements, the Company has substantial debt obligations and, during 2005, it was required to enter into a forbearance agreement to obtain covenant relief. The Company has incurred significant losses in each of the years in the three−year period ended December 31, 2005 and has a shareholders' deficit of $102.4 million at December 31, 2005. Realization of assets and the satisfaction of liabilities in the normal course of business are dependent on, among other things, the Company's ability to return to profitability, to complete planned restructuring activities and to generate positive cash flows from operations, as well as maintaining credit facilities adequate to conduct its business. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.”

The audit report of KPMG LLP on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005 did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles, except that KPMG LLP’s report indicates that the Company did not maintain effective internal control over financial reporting as of December 31, 2005 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the Company identified material weaknesses relating to company level controls and internal controls over revenue recognition.

The audit report of KPMG LLP on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004 did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles, except that KPMG LLP’s report indicates that the Company did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the Company identified material weaknesses relating to internal controls over accounting for revenue and the reserve for estimated refunds and internal controls over the Company’s income tax accounting practices.

During the fiscal years ended December 31, 2004 and December 31, 2005 and the subsequent interim period through May 18, 2006, the Company had no disagreements with KPMG on any matter of accounting principles or practice, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of KPMG, would have caused them to make reference to the subject matter of such disagreements in connection with its reports.

Except for the material weaknesses described above, during the Company's fiscal years ended December 31, 2004 and 2005, and in the subsequent interim period through May 18, 2006, there were no "reportable events" as defined in Regulation S-K Item 304(a)(1)(v).

The Company has provided KPMG with a copy of the above disclosures and has requested that KPMG review these disclosures and furnish the Company with a letter addressed to the Securities and Exchange Commission as specified by Item 304(a)(3) of Regulation S-K. A copy of this letter is included as Exhibit 16.1 to this filing.

Item 9.01 Financial Statements and Exhibits

(a)	Financial Statements
N/A
(b)	Pro Forma Financial Information
N/A
(c)	Exhibits
	Exhibit Number	Description
	16.1	Letter from KPMG LLP dated May 24, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, PRG-Schultz International, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRG-SCHULTZ INTERNATIONAL, INC.

Date: May 24, 2006	By: /s/ Victor A. Allums
Victor A. Allums
Senior Vice President